Exhibit 10.38

Summary of Executive Compensation

Salaries:

The named executive officers of IDX Systems Corporation (the “Company”), as defined in Item 402 of Regulation S-K (each, a “Named Executive”), are paid the following in annual salary:

James H. Crook	$518,301
Thomas W. Butts	$353,261
John A. Kane	$279,883
Robert F. Galin	$241,749
Walt Marti	$196,250

Bonuses:

Each Named Executive will be eligible for a bonus in respect of fiscal year 2005 based on the actual earnings per share of the Company as compared to a targeted earnings per share of the Company. The percentage of the Named Executive’s targeted bonus for which he or she will be eligible is determined on a sliding scale, such that for every percentage point by which the actual earnings per share differs from the targeted earnings per share, the percentage of target bonus decreases or increases by 7% (however, if the actual earnings per share is less than 90% of the targeted earnings per share, the Named Executive is not eligible for any bonus, and the Named Executive is also not eligible for amounts in excess of 170% of his or her targeted bonus.

For Named Executives responsible for one of the Company’s four operating units, the bonus is determined based 50% on the formula described above and 50% on the attainment of specified revenue, DSO and cumulative quarterly profitability goals.

Other:

Each Named Executive may also be granted from time to time stock options, restricted stock or other awards pursuant to the Company’s stock incentive plans.

The foregoing description, in the case of Messrs. Crook and Butts, is subject to their employment, non-competition and non-disclosure agreements, which have been filed as exhibits to the Company’s Annual Report on Form 10-K. The foregoing description is also subject to executive retention agreements, a form of which has been filed as an exhibit to the Company’s Annual Report on Form 10-K.